Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports First-Quarter 2022 Financial and Operational Results

OKLAHOMA CITY – May 2, 2022 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the first-quarter 2022. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Delaware Basin production growth and margin expansion drove first-quarter financial performance

•	Operating cash flow increased 14 percent to $1.8 billion and free cash flow reached record high of $1.3 billion

•	First-quarter dividend payout increased by 27 percent to $1.27 per share

•	Board expanded share-repurchase authorization by 25 percent to $2.0 billion

•	Share-repurchase program to date has retired 19.1 million shares at a total cost of $891 million

•	Balance sheet strengthened with cash balances increasing by $354 million to a total of $2.6 billion

CEO PERSPECTIVE

“Devon’s first-quarter performance once again demonstrated the power of our disciplined capital plan, our focus on growing cash margin and the benefits of our differentiated cash-return framework,” said Rick Muncrief, president and CEO.

“The comprehensive execution we delivered across all phases of the operating plan allowed us to capture the full benefit of higher commodity prices and generate a record-setting amount of free cash flow in the quarter.

“This strong financial performance has enabled us to dramatically accelerate the return of capital to shareholders by declaring the highest dividend in Devon’s history and by expanding our share-repurchase program to further bolster per-share results.

“Looking ahead, we are unwavering in our commitment to capital discipline and remain focused on delivering the objectives that underpin our current year plan,” Muncrief commented. “Our pursuit of value over volume is further reinforced by the steep backwardation in commodity prices, supply chain constraints and the economic uncertainty arising from recent geopolitical events.”

FINANCIAL SUMMARY

Devon reported net earnings of $1.0 billion, or $1.48 per diluted share, in the first quarter of 2022. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $1.88 per diluted share.

Operating cash flow totaled $1.8 billion, a 14 percent increase from the prior quarter. This level of cash flow funded all capital requirements and resulted in record-setting free cash flow of $1.3 billion for the quarter.

Based on the first-quarter financial performance, Devon declared a fixed-plus-variable dividend payout of $1.27 per share payable on Jun. 30, 2022. This payout is a 27 percent increase from the previous quarter and includes a $0.11 per share benefit from divestiture contingency payments received in the quarter. The company also expanded its share-repurchase authorization by 25 percent to $2.0 billion. As of the end of April, Devon repurchased 19.1 million shares at a total cost of $891 million.

The company continued to strengthen its investment-grade financial position in the quarter, with cash balances increasing by $354 million to a total of $2.6 billion. Devon intends to further improve its financial strength by retiring low-premium debt of approximately $1.0 billion in 2022 and 2023.

OPERATING RESULTS

Production averaged 575,000 oil-equivalent barrels (Boe) per day in the first quarter, with oil accounting for 50 percent of the volume. This performance was driven by the company’s Delaware Basin asset which accounted for nearly 70 percent of total production. Devon estimates that first-quarter production was reduced by 15,000 Boe per day, or 3 percent, due to winter weather curtailments.

The company’s capital activity consisted of 19 operated drilling rigs and 5 completion crews in the quarter. This level of investment resulted in an upstream capital spend of $501 million, which is equivalent to 24 percent of Devon’s full-year budget.

Devon’s largest field-level cost category, lease operating and transportation costs, totaled $7.44 per Boe in the quarter. Effective cost management efforts and efficient field-level operations drove per-unit rates 3 percent below guidance expectations for the quarter.

The benefits of an oil-weighted production mix, coupled with low operating costs, expanded field-level cash margins to $49.45 per Boe in the quarter. This represents a 17 percent improvement from the fourth quarter of 2021.

The capture of merger synergies improved Devon’s corporate cost structure by 13 percent year-over-year. This performance was driven by lower personnel expenses and reduced financing costs.

ASSET-LEVEL HIGHLIGHTS

Delaware Basin: Production averaged 394,000 Boe per day, a 27 percent increase from the year ago period. During the quarter, the company brought online 52 development wells diversified across target intervals in the Avalon, Bone Spring and Wolfcamp formations. Initial 30-day production rates from these highly economic wells averaged 2,800 Boe per day (62 percent oil), with completed well costs remaining extremely low at an average of $7.5 million per well.

For the remainder of 2022, Devon plans to operate 14 rigs across its 400,000 net acres in the basin and the company remains on track to bring online approximately 220 new wells for the year. This level of activity represents approximately 70 percent of the company’s total operating plan for 2022.

Anadarko Basin: Production averaged 75,000 Boe per day, with liquids-rich gas representing 81 percent of the product mix. During the quarter, Devon operated 3 drilling rigs supported by a $100 million drilling carry with Dow. With this carry-enhanced activity, the company spud 13 wells during the quarter, with initial production from this activity expected in the second half of the year. Overall, Devon plans to bring online approximately 40 new wells in the Anadarko Basin during 2022.

Williston Basin: Production averaged 48,000 Boe per day. Due to timing of activity, no new wells were brought online during the first quarter. To manage base production, the company plans to bring online 15 to 20 new wells in 2022.

Eagle Ford: First-quarter production averaged 36,000 Boe per day. Capital activity was highlighted by the commencement of production on 8 wells in the volatile oil window of the play. This low-risk development activity resulted in average 30-day production rates of 3,300 Boe per day. Devon and its partner remain on track to bring online approximately 40 new wells in 2022 in an effort to maintain a consistent production profile throughout the year.

Powder River Basin: Production averaged 18,000 Boe per day (70 percent oil). Devon’s operational focus in 2022 is to optimize base production and advance its understanding of the emerging Niobrara oil resource opportunity across the company’s 300,000 net acre position in the oil fairway of the play.

2022 OUTLOOK

Devon remains committed to a disciplined maintenance capital program and is on track to meet the strategic objectives that underpin its operating plan in 2022. The company has not made any modifications to its previously announced plan to sustain production in the range of 570,000 to 600,000 Boe per day, with an upstream capital investment of $1.9 billion to $2.2 billion.

Additional details of Devon’s forward-looking guidance for the second quarter and full-year 2022 are available on the company’s website at www.devonenergy.com.

SUSTAINABILITY REPORT

In November 2021, Devon released its sustainability report highlighting efforts to deliver industry-leading results while being a good neighbor, valued and effective community partner, responsible environmental steward, and supportive employer. This report also details the progress Devon has made toward achieving key environmental targets focused on reducing the carbon intensity of its operations. For more information, please refer to the sustainability report at www.devonenergy.com/sustainability.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Tuesday, May 3, 2022, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts Scott Coody, 405-552-4735 Chris Carr, 405-228-2496	Media Contact Lisa Adams, 405-228-1732

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the SEC.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; risks relating to the COVID-19 pandemic or other future pandemics; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands and environmental matters; risks related to climate change; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2021 Annual Report on Form 10-K (the “2021 Form 10-K”) or other SEC filings.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described in the 2021 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2021 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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